Exhibit 23.1




               Consent of Independent Certified Public Accountants


We have issued our report dated February 18, 2000 accompanying the consolidated financial statements of Noble International, Ltd. and subsidiaries appearing in the Annual Report on Form 10-K for the year ended December 31, 1999. We consent to the incorporation by reference in the Registration Statements of the Company on Form S-3 (Registration No. 333-68001) and Form S-8 (Registration No. 333-53621) of the aforementioned report and the use of our name as it appears under the caption "Experts."


GRANT THORNTON LLP



Detroit, Michigan
March 29, 2000